Exhibit 10.1

Contract for Transfer of State-owned
Construction Land Use Right

Under the supervision of The Ministry of Land and Resources &
State Administration for Industry & Commerce of the People’s Republic of China

Contract No: Laiyang-01-2009-0017

Contract for Transfer of State-owned

Construction Land Use Right

Chapter I General Provisions

Article 1

According to the” Property Law of the People’s Republic of China” “Contract Law of The People’s Republic of China” “The Law of Land Administration of the People’s Republic of China”，the“Law of the People’s Republic of China on Urban Real Estate Administration” etc., the relevant administrative regulations and the policies and regulations of land supply, this contract is established by both parties on the principles of equality, voluntary participation, compensation at equal value and the good faith principle.

Article 2

The ownership of the transferred land use right belongs to the People’s Republic of China. Transferor is authorized by law to transfer the state-owned construction land use right and the subsoil resources and treasure trove is excluded from the state-owned construction land use right transfer.

Article 3

Transferee shall have the right to lawfully possess, utilize, profit from and dispose of the state-owned construction land, to build structure and ancillary facilities during the transfer period.

Chapter II Delivery of The Transferred Land And Payment of The Transfer Price

Article 4

The No. for the transferred land under this contract is L-G-09-11, and total area of the land is three hundred eighty five thousand eight hundred and eighty (385,880) square meters, of which the total area of the transferred land is three hundred eighty five thousand eight hundred and eighty (385,880) square meters.

The transferred land under this contract is located at the west of Haihe Road, the north of Yandang Road and the south of Emei Road.

The horizontal boundary for the transferred land under this contract is J1, J2, J3, J4, J5, J6, J7, J8, J9, J10, J11, J12, J13, J14; see attachment one for the horizontal boundary map of the transferred land.

The vertical boundary for the transferred land under this contract is 55.77 meters for upper boundary and 51.41 meters for lower boundary; the height difference is 4.36 meters. See attachment two for the vertical boundary map of the transferred land.

The spatial extent of the land transferred is the closed space constructed by the vertical surfaces formed by the boundary points described above and the horizontal heights of upper and lower boundaries.

Article 5 The purpose of the land use under this contract is industrial, mining, and storage.

Article 6 Transferor agrees to deliver the land to transferee before Oct 27th, 2009. Transferor agrees that the Item 2 land condition shall be met when delivering the land
Item 1 Site leveling __________________________________________________
Surrounding infrastructure__________________________________________
Item 2 Current land condition____________________________________________

Article 7 The useful life period for the state-owned construction land under this contract is 50 years, starting on the transfer date stated under Article 6 of this contract; if the state-owned construction land is previously assigned (rented) and transfer of the land use right is submitted retroactively, the starting transfer date is the date the contract is signed.

Article 8 The transfer price for the State-owned construction land use right under this contract is RMB One Hundred Fifteen Million Seven Hundred Sixty Four Thousand (RMB 115,764,000) , or RMB Three Hundred ( RMB300) per square meter.

Article 9 The deposit for the land under this contract is RMB Twenty Two Million ( RMB22,000,000) and the amount should be used to offset the land transfer price.

Article 10 Transferee agrees to pay the transfer price of the State-owned construction land use right to transferor in accordance with Item 1 of this article:

Item 1: A one-time payment shall be made to pay off the transfer price of the State-owned construction land use right within 20 days of the signing date of this contract.
Item 2: Pay off the transfer price of the State-owned construction land use right by installment to transferor as per the following time and amount

The first phase: RMB (in letters) __________________ RMB (in figures) _______, time of payment : before ___D __ M__ Y

The second phase: RMB (in letters) __________________ RMB (in figures) _______,  time of payment : before ___D __ M__ Y

The _____phase: RMB (in letters) __________________ RMB (in figures) _______,  time of payment : before ___D __ M__ Y

The ____phase: RMB (in letters) __________________ RMB (in figures) _______,  time of payment : before ___D __ M__ Y

Transferee who pays off transfer price of the state-owned construction land use right by installment agrees to pay transferor the interest of the first phase payment as per the loan interest rate announced by the People's Bank on the date of the first phase payment when paying off the second and later phases of payments.

Article 11 After the transfer price is fully paid off in accordance with this contract by the transferee, the transferee shall use this contract and relevant documents such as purchase price payment vouchers to apply for the registration of the State-owned construction land use right.

Chapter III Land Development, Construction and Utilization

Article 12 Transferee agrees to follow the land development and investment intensity stated in Item 1 of this article under this contract:

Item 1: Purpose of the land use is for industrial projects construction. Transferee agrees that the total project investment in fixed assets shall be no less than RMB Eight Hundred Sixty Eight Million Two Hundred Thousand (RMB 868,200,000) which had been approved or registered for the record. The investment intensity shall be no less than RMB Three Thousand (RMB3,000) per square meter. Total investment in fixed assets under this contract includes buildings, structures and attached facilities, equipment investment and transfer price payment, etc.

Item 2：Purpose of the land use is for non-industrial projects construction. Transferee agrees that the total project investment in the land under this contract shall be no less than RMB(in Letters)______________RMB(in figures)____________.

Article 13 New buildings, structures and attached facilities built by the transferee within the land use right area under this contract shall be in compliance with the land use planning terms (see attachment 3) identified by the planning and management department of the city (county) level government, including :

Nature of main buildings______________________
Nature of ancillary buildings_______________________
Total construction area__________________square meters
Building capacity is no more than __________no less than   0.8
High limit of building_____________________
Building density is no more than____________ no less than  35%
Greening rate is no higher than    15%     no less than___________
Other land use requirements_________________________

Article 14 Transferee agrees to follow the land construction support regulations in accordance with Item 1 of this article under the contract:

Item 1: The purpose of the land use under this contract is for industrial construction projects. In compliance with the planning and designing terms determined by the   planning department, the area for corporate administrative offices and living facilities including in the contract shall not be more than 7% of the total area, or not to exceed  27,011.60 square meters, the area for structures shall not be more than 22,664.54 square meters. Transferee agrees not to build non-manufacture facilities including residential communities, expert building, hotels, guest houses and training centers within the area of the transferred land.

Item 2: The purpose of the land use under this contract is for residential construction projects. In compliance with the planning and designing terms determined by the   planning department, total units of residential construction projects is no less than _____ unit(s), units with dwelling size below 90 square meters floor space area is no less than _____unit(s). Housing construction unit is required to be ___________. Housing construction unit with dwelling size below 90 square meters floor space area account for no less than______% of total construction areas under this contract. With transferee’s approval, government guaranteed housing such as affordable housing and low-cost housing built under the contract as supporting projects shall be delivered according to Item 1.

Item 1: Transferred to the government
Item 2: Buy-back by the government
Item 3: Follow the relevant provisions of the construction and sales management of affordable housing
Item 4:
Item 5:

Article 15 Transferee agrees to build the following support infrastructures and transfer to the government free of charge after the completion of construction: None
Item 1:_______________________
Item 2:_______________________
Item 3:_______________________

Article 16 Transferee agrees that the construction on the land under this contract shall start before Jun 30, 2010 and complete before Jun 29, 2012.

If the transfer cannot start the construction in accordance with the contract, application for delayed construction shall be sent in 30 days in advance and the project construction completion date shall be extended accordingly. However, the extended construction period should not be more than one year.

Article 17 During construction process on the transferred land according to this contract, transferee should follow relevant regulations to construct related water, gas, sewage, other facilities and charge lines outside of transferred land, interfaces of electric power substations and introduced projects.

Transferee agrees that several pipes and pipelines for government utilities can access and pass through its land area. However, the government or construction entities of public utilities shall give transferee reasonable compensation if is the use of transferred land has been affected.

Article 18 Transferee shall utilize the land in compliance with purpose of land use and floor area ratio of this contract, which is not allowed to unwarranted change. Both parties agree with item 2 in this article if the purpose of land use is necessary to be changed during the transferring period:

Item 1: Transferor shall give compensation for resumption of the construction land use right.

Item 2: In accordance with the law,  approval procedures for the changes of land use plan shall be proceeded, the changing agreement in State-owned Construction Land Use Right Transfer shall be signed or an agreement for transfer of State-owned Construction Land Use Right shall be renewed. Transferee shall pay the difference of evaluated market transfer price between the new purpose of land use for construction in the land change approval and former purpose of land use for construction, and also apply for land change registration.

Article 19 The government reserves the right to adjust the planning of the land during the land use period under this contract. Existing buildings on this land shall not be affected if the original plan is changed. However, reconstruction, renovation, re-establishment of the buildings, structures and subsidiary facilities during the term of service or necessity to renew the contract when the term of service is ended, shall be implemented by timely and effective planning.

Article 20 Resumption of Land Use Right of State-owned Construction, which is legally used by transferee, shall not be taken by transferor before the term of service under this contract is ended. In exceptional circumstances when early resumption of State-owned construction land use right is necessary according to social and public interest, transferor shall apply for approval in accordance with legal procedure and shall make the compensation to transferee based on value of the buildings, structures and subsidiary facilities, and estimated market price of State-owned Construction Land Use Right in the residual life as well as direct loss recognized by evaluation.

Chapter IV Transfer, lease and mortgage of State-owned Construction Land Use Right.

Article 21 Transferee shall pay the whole land-transferring fees of State-owned Construction Land Use Right according to the agreed term of the contract, and then has the right to wholly or partly transfer, lease or mortgage State-owned Construction Land Use Right under this contract after the state-owned land use certificate has been received. First assignment shall be compliance with item 2 in this Article:

Item 1: Investment and development in accordance with the agreed term of this contract and completion of more than 25% of total investment and development amount.

Item 2: Make investment and develop in accordance with the agreed term of this contract. Condition for industrial land or other construction land has been formed.

Article 22 Transfer, lease and mortgage of State-owned Construction Land Use Right shall not contrary to national laws, regulations and agreed terms of this contract.

Article 23 Rights and obligations stipulated in this contract and the registration documents shall be transferred after land use right of state-owned construction land has been wholly or partly transferred. Term of service of State-owned Construction Land Use Right shall be the residual life of the land, i.e. the term of service stipulated in this contract deducted by years which the land has been used.

The rights and obligations stipulated in this contract and registration documents shall still be born by transferee after the land use right of state-owned construction under this contract has been wholly or partly transferred.

Article 24 For any transfer or mortgage of land use right of state-owned construction, involved parties shall hold this contract, relevant transfer or mortgage agreement and state-owned land use certificate to apply for registration of land change from the Land and Resources Departments.

Chapter V Expiry of Term

Article 25 Transferee who needs to continue to use transferred land under this contract shall make an application for renewal in no more than one year before the term of contract is expired. It shall be approved by transferor except when there is requirement from social and public interests for resumption of the land under this contract.

The land use right for housing shall be renewed automatically after its expiration.

If transferor agrees for renewal, transferee shall proceed the land compensation procedures and resign the contract for lease or mortgage, and pay the land transferring fees, rents and other land compensation fees.

Article 26 The state-owned land use certificate shall be returned by transferee when transferee is not approved for renewal at the expiry of land use period because of the social and public interests. He shall also proceed the procedures of canceling the registration of State-owned Construction Land Use Right according to relevant provisions. The right to use the state-owned construction shall be taken back by transferor without paying any compensation. Transferor and transferee both agree that buildings, structures and subsidiary facilities on the transferred land shall in compliance with item 1 in this Article.

Item 1: Transferor shall be responsible for resumption of buildings, structures and subsidiary facilities on the transferred land and pay the appropriate compensation to transferee based on their residual value of buildings, structures and subsidiary facilities.

Item 2: Transferor shall be responsible for resumption of buildings, structures and subsidiary facilities on the transferred land without paying compensation

Article 27 If transferee does not apply for renewal when contract is expired, the state-owned land use certificate shall be returned. Also, the registration of State-owned Construction Land Use Right shall be cancelled accordingly according to relevant provision and the right to use state-owned construction shall be taken back by transferor without paying compensation. Transferor shall be responsible for resumption of buildings, structures and subsidiary facilities on the transferred land under this contract. Transferee shall keep normal function of buildings, structures and subsidiary facilities on the transferred land and shall not cause man-made damage. Transferor shall have the right of the requirement for transferee to move or remove those buildings, structures and subsidiary facilities without normal function on the transferred land to reinstate site leveling.

Chapter VI Force Majeure

Article 28 Both parties shall be exempted from liability in failing to partially or wholly fulfilling the contract due to force majeure causes. However, necessary remedies shall be taken in the appropriate condition to reduce losses resulting from force majeure. The liability shall not be exempted due to force majeure during the period of delaying performance of the contract.

Article 29 Any party involving with force majeure shall notify the other party within 7 days in a written form such as a letter or telegram or fax and submit to the other party a report or proof indicating that the contract can not be performed wholly or in part, or need an extension to perform within 15 days after the occurrence of force majeure.

Chapter VII Liability for breach

Article 30 Transferee shall make payment of transferring fees of state-owned construction land use right on time in accordance with agreed terms of this contract. Transferor shall charge transferee 0.1% penalty per day from the deferred date, and Transferor has the right to terminate the contract after 60 days’ deferral in the case that transferee fails to settle payment upon urgent request and the transferee has no right to demand the return of the deposit. Transferor may request transferee to pay for the loss.

Article 31 if the transferee who terminates the investment and construction of this project due to its own reason proposes to terminate the contract and requires to return the land, transferor shall report to the people’s government which previously approved the land transferring program for approval and return wholly or partly land transferring fees without interest, deposit agreed in the contract shall not be refunded and transferor shall withdraw the right of state-owned construction land use and shall make no compensation for buildings, structures and subsidiary facilities within the scope of transferred land. Transferor shall have the right of asking transferee to move or remove those buildings, structures and subsidiary facilities to reinstate the site leveling. Transferor shall pay certain compensation to transferee suppose he has the willing to continue to use those buildings, structures and subsidiary facilities on the transferred land.

Item 1: Transferor shall refund land transferring fees of state-owned construction land use right paid by transferee by deducting deposit if transferee applies no less than 60 days before one year from starting construction date stipulated on the contract.

Item 2: Payment of state-owned construction land use right deducted by deposit and idle land fee shall be refunded by transferor if transferee applies no less than 60 days before two years, but exceeding one year from starting construction date stipulated on the contract.

Article 32 Idle land fee shall be imposed according to the law when transferee causes the land idle between one to two years. Transferor shall have the right to withdraw the state-owned construction land use right without paying any compensation after the land is idle and not constructed for two years.

Article 33 Transferee shall pay the penalty, equivalent to 0.3% of total amount of land transferring fees of State-owned Construction Land Use Right for one more day’s extension when transferee is unable to start construction on agreed date of the contract or on deferred date agreed separately . Transferor has the right to request transferee to continue performance of the contract.

Transferee shall pay the penalty, equivalent to 0.3% of total amount of land transferring fees of State-owned Construction Land Use Right for one more day’s extension when transferee is unable to complete construction on agreed date of the contract or on deferred date agreed separately .

Article 34  Transferor shall has the right to request transferee’s penalty, based on the percentage of actual difference taking the portion of agreed total investment and investment strength index, equivalent to the same percent of penalty of land transferring fee of state-owned construction land use right, when total project investment in fixed assets, investment intensity and the development of total investment do not meet agreed standards of the contract, and the amount of penalty shall be calculated by the percentage times state-owned construction land use right transfer price. Transferor has the right to request to continue performance.

Article 35  Transferor shall has the right to request transferee’s penalty based on the percentage of actual difference taking the portion of agreed lowest standard amount, equivalent to the same percent of penalty of land transferring fee of state-owned construction land use right, when either Building capacity or Building density or any other index on the transferred land is lower than the lowest standard required by this contract. Transferor has the right to request transferee to continue performance.

Transferor shall has the right to request transferee’s penalty based on the percentage of actual difference taking the portion of agreed standard amount, when either Building capacity or Building density or any other index on the contract is higher than the highest standard required by this contract, equivalent to the same percent of penalty of land transferring fee of state-owned construction land use right.

Article 36 Transferor shall has the right to request transferee’s penalty based on 0.3% of land transferring fees when either the percentage and area of green rate, internal administrative office and living facilities exceeds agreed standard. The corresponding green and building facilities shall be self-removed.

Article 37 Transferor shall deliver the transferred land on time after land transferring fees regarding state-owned construction land use right has been paid by transferee according to this contract. Otherwise, transferor shall pay penalty for transferee delaying ownership of the transferred land under this contract, which shall be 0.1% of paid land transferring fees for one more day. The land-use life period shall be calculated from the actual date of land delivery. Transferee shall have the right to terminate the contract after 60 days’ deferral delivery in the case that transferor fails to deliver the land upon urgent request and transferor shall pay double deposit back and refund the rest part of payment. Transferee shall have the right to request transferor to pay for the loss.

Article 38 Transferee shall has the right to request transferor to fulfill its obligations and pay back direct loss from its deferred performance if the land is unable to be delivered on schedule, or the delivered land is unable to achieve agreed land condition or to be changed the land use condition by one side. Land-use life period shall be calculated from the date of agreed land condition.

Chapter VIII Applicable law and dispute resolution

Article 39 Conclusion, validity, interpretation, performance and dispute resolution of this contract shall be pursuant to laws of the Peoples Republic of China

Article 40 Contract dispute shall be negotiated by both parties. For failed negotiation, Item 2 resolution shall be applied:

Item 1: Submit dispute to ________for arbitration
Item 2: Bring an accusation to court according to the law.

Chapter IX Supplementary Provisions

Article 41 This contract is approved by People’s Government of Yantai City and shall enter into force after signature by both parties.

Article 42 Both parties ensure the genuineness and validity of name, mailing address, telephone, fax, account bank and agents. For any change of above information, a written notice shall be delivered to the other party within 15 days from the changing day.. Otherwise, the changed side shall take the responsibility for inability to be informed timely

Article 43 The contract has 16 pages totally including appendix. The Chinese version shall prevail.

Article 44  The price, amount and area shall be written in letters and figures, both amounts shall be the same. The letters shall be prevailing if there is different.

Article 45  Matters not mentioned herein shall be written in the appendix after being agreed by both parties, which have the same legal effect with the contract.

Article 46  This contract has two copies, one each for transferor and transferee. Both copies have the same legal effect.

Transferor:	Land and Resources	Transferee:	Laiyang Jiangbo
	Bureau of Laiyang City		Pharmaceuticals Co., Ltd

Stamp:		Stamp
Representative:		Representative:

Oct. 27, 2009

Attachment 1

Land Map

Attachment 2

Vertical boundaries for transferred land: J1, J5, J8 and J12
Height of upper boundaries: 55.77m

Starting point of height: Yellow Sea of Qingdao

H=55.77m
H=0m

Height used: Height of Yellow Sea Scale of the map: 1:500

Attachment 3

Planning terms identified by the planning and management department of the _________city (county) level government